CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of
Vanguard Wellington Fund of our reports dated January 17, 2019, relating to the financial statements and financial highlights, which appear in Vanguard U.S. Liquidity Factor ETF, Vanguard U.S. Minimum
Volatility ETF, Vanguard U.S. Momentum Factor ETF, Vanguard U.S. Multifactor ETF, Vanguard U.S.
Multifactor Fund, Vanguard U.S. Quality Factor ETF, Vanguard U.S. Value Factor ETF and Vanguard
Wellington Fund’s Annual Reports on Form N-CSR for the year ended November 30, 2018. We also consent to the references to us under the headings “Financial Statements”, “Service Providers—
Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration
Statement.

/s/PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
March 26, 2019